Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3D (No. 333-180649) and Forms S-8 (Nos. 333-188570, 333-185260 and 333-176399) of Farmers National Banc Corp. of our report dated February 27, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Farmers National Banc Corp. for the year ended December 31, 2015.

Crowe Horwath LLP

Cleveland, Ohio
March 10, 2016